Exhibit 99.1
eHealth, Inc. Announces First Quarter 2016 Results

First Quarter 2016 Overview

•	Revenue for first quarter of $73.8 million, an increase of 20% compared to the first quarter of 2015.

•	GAAP net income for first quarter of $18.0 million compared to GAAP net loss of $2.1 million for the first quarter of 2015.

•	Adjusted EBITDA for first quarter of $26.8 million compared to adjusted EBITDA of $5.8 million for the first quarter of 2015.

•	Cash flow from operations for first quarter was an inflow of $4.7 million compared to an outflow of $11.2 million in the first quarter of 2015.

MOUNTAIN VIEW, Calif.-April 28, 2016-eHealth, Inc. (NASDAQ: EHTH), the nation’s first and largest private health insurance exchange, announced today its financial results for the first quarter ended March 31, 2016.

Gary Lauer, chief executive officer of eHealth stated, “We are obviously very pleased with our first quarter financial results across all aspects of eHealth’s business. Our Medicare business is very strong, our individual and family plan business exceeded our expectations, and we once again generated cash.”

GAAP - First Quarter 2016 Results

Revenue-Revenue for the first quarter of 2016 totaled $73.8 million, a 20% increase compared to revenue of $61.3 million for the first quarter of 2015. Commission revenue for the first quarter of 2016 totaled $69.4 million, a 20% increase compared to commission revenue of $57.8 million for the first quarter of 2015. Medicare commission revenue was $42.7 million for the first quarter of 2016, a 46% increase compared to Medicare commission revenue of $29.2 million for the first quarter of 2015.
Commission revenue from renewals of Medicare Advantage and Prescription Drug Plan products were approximately $29 million in the first quarter of 2016, representing approximately 52% annual growth compared to the first quarter of 2015.

Income (Loss) from Operations-Operating income for the first quarter of 2016 was $23.7 million, compared to operating loss of $2.0 million for the first quarter of 2015. Operating margins were 32% and (3)% in the first quarters of 2016 and 2015, respectively.

Pre-tax Income (Loss)-Pre-tax income for the first quarter of 2016 was $23.7 million, compared to pre-tax loss of $2.0 million for the first quarter of 2015.

Provision (Benefit) for Income Taxes-Provision for income taxes was $5.6 million for the first quarter of 2016 compared to a provision for income taxes of $0.1 million for the first quarter of 2015.

Net Income (Loss)-Net income for the first quarter of 2016 was $18.0 million, or $0.99 per diluted share, compared to a net loss of $2.1 million, or $(0.12) per diluted share for the first quarter of 2015.

Non-GAAP - First Quarter 2016 Results

Non-GAAP Income from Operations & Non-GAAP Net Income-Non-GAAP operating income for the first quarter of 2016 was $25.8 million compared to non-GAAP operating income of $4.7 million for the first quarter of 2015. Non-GAAP operating margins were 35% and 8% in the first quarters of 2016 and 2015, respectively. Non-GAAP net income for the first quarter of 2016 was $20.1 million, or $1.10 per diluted share, compared to non-GAAP net income of $4.7 million, or $0.26 per diluted share for the first quarter of 2015.

Non-GAAP operating income, margins, net income and net income per diluted share in the first quarter of 2016 exclude $1.8 million of stock-based compensation expense, and $0.3 million of intangible asset amortization expense.

Non-GAAP operating income, margins, net income and net income per diluted share in the first quarter of 2015 exclude $1.9 million of stock-based compensation expense, $0.3 million of intangible asset amortization expense and $4.5 million of restructuring charges.

Adjusted EBITDA-Adjusted EBITDA for the first quarter of 2016 was $26.8 million compared to adjusted EBITDA of $5.8 million for the first quarter of 2015. Adjusted EBITDA is calculated by adding stock-based compensation, depreciation and amortization expense, including intangible asset amortization expense, restructuring expense, other expense, net and provision (benefit) for income taxes to GAAP net income (loss).

Membership & Submitted Applications - First Quarter 2016

Membership-Total estimated membership at March 31, 2016 was 1,152,900 members, a 1% decrease over estimated membership of 1,162,200 at March 31, 2015. Estimated Medicare membership was 220,300, a 42% increase over estimated membership of 155,600, at March 31, 2015. Estimated individual and family plan membership was 523,000, an 11% decrease over estimated membership of 584,900, at March 31, 2015.

Submitted Applications-Submitted applications for Medicare Advantage products increased 53% in the first quarter of 2016 to 23,100 applications, compared to 15,100 applications in the first quarter of 2015. Submitted applications for all Medicare products, which includes Medicare Advantage, Medicare Supplement and Prescription Drug Plans, increased 53% in the first quarter of 2016 to 30,900 applications, compared to 20,200 applications in the first quarter of 2015. Submitted applications for individual and family plan products decreased 47% in the first quarter of 2016 to 74,300 applications covering 97,100 individuals, compared to 140,000 applications covering 188,400 individuals in the first quarter of 2015.

Cash - First Quarter 2016

Cash Flows-Cash flows from operations was an inflow of $4.7 million for the first quarter of 2016 compared to an outflow of $11.2 million of cash flows from operations for the first quarter of 2015.

Cash Balance-Cash and cash equivalents as of March 31, 2016 totaled $66.7 million, compared to $62.7 million as of December 31, 2015. The increase in cash and cash equivalents reflects $4.7 million provided by operating activities, partially offset by $0.4 million used to purchase property and equipment and other assets and $0.3 million to net-share settle equity awards.

2016 Guidance

eHealth is reaffirming guidance for the full year ending December 31, 2016 based on information available as of April 28, 2016. These expectations are forward-looking statements and eHealth assumes no obligation to update these statements. Results may be materially different and are affected by the risk factors and uncertainties identified in this release and in eHealth’s annual and quarterly filings with the Securities and Exchange Commission.

•	Total revenue is expected to be in the range of $195 million to $203 million.

•	Adjusted EBITDA* is expected to be in the range of $11.5 million to $17.0 million.

•	Non-GAAP net income per diluted share** is expected to be in the range of $0.38 to $0.68 per share.

•	Stock-based compensation is expected to be in the range of $6.5 million to $8.0 million.

* Adjusted EBITDA is calculated by adding stock-based compensation expense, depreciation and amortization expense, including intangible asset amortization expense, restructuring expense, other (income) expense, net and provision (benefit) for income taxes to GAAP net income (loss).

** Non-GAAP net income per diluted share is calculated by excluding stock-based compensation expense, intangible asset amortization expense, restructuring expense and the estimated tax benefit relating to these expenses.

Webcast and Conference Call Information

A Webcast and conference call will be held today, Thursday, April 28, 2016 at 5:00 p.m. Eastern / 2:00 p.m. Pacific Time. The Webcast will be available live on the Investor Relations section on eHealth’s website at http://ir.ehealthinsurance.com. Individuals interested in listening to the conference call may do so by dialing (877) 930-8066 for domestic callers and (253) 336-8042 for international callers. The participant passcode is 90699144. The live and archived webcast of the call will also be available on eHealth's website at http://www.ehealthinsurance.com under the Investor Relations section.

About eHealth, Inc.
eHealth, Inc. (NASDAQ: EHTH) operates eHealth.com, the nation's first and largest private health insurance exchange where individuals, families and small businesses can compare health insurance products from leading insurers side by side and purchase and enroll in coverage online. eHealth offers thousands of individual, family and small business health plans underwritten by many of the nation's leading health insurance companies. eHealth (through its subsidiaries) is licensed to sell health insurance in all 50 states and the District of Columbia. eHealth also offers educational resources and powerful online and pharmacy-based tools to help Medicare beneficiaries navigate Medicare health insurance options, choose the right plan and enroll in select plans online through PlanPrescriber.com (www.PlanPrescriber.com), eHealthMedicare.com (www.eHealthMedicare.com) and Medicare.com (www.Medicare.com).

For more health insurance news and information, visit the eHealth consumer blog: Get Smart - Get Covered or visit eHealth's Consumer Resource Center.

Forward-Looking Statements
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding membership estimates for the three months ended March 31, 2016; our Guidance for 2016, including our expectations with respect to our 2016 total revenue, adjusted EBITDA, Non-GAAP net income per diluted share and stock-based compensation; the strength of our Medicare business; and the utility to our investors of the non-GAAP financial measures presented in this release. These forward-looking statements are inherently subject to various risks and uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the impact of healthcare reform; our ability to retain existing members and enroll a large number of new members during the annual healthcare reform open enrollment period and Medicare annual enrollment period; the impact of annual enrollment period for the purchase of individual and family health insurance and its timing on our recognition of revenue; our ability to sell qualified health insurance plans to subsidy-eligible individuals and to enroll subsidy eligible individuals through government-run health insurance exchanges; competition, including competition from government-run health insurance exchanges; reduction in commission rates; seasonality of our business and the fluctuation of our operating results; our ability to retain existing members and limit member turnover; changes in consumer behaviors and their selection of individual and family health insurance products, including the selection of products for which we receive lower commissions; product offerings among carriers and the resulting impact on our commission revenue; the impact of increased health insurance costs on demand; our ability to timely receive and accurately predict the amount of commission payments from health insurance carriers; timing of commission payments from health insurance carriers; medical loss ratio requirements; delays in our receipt of items required to recognize Medicare revenue; changes in member conversion rates; our ability to accurately estimate membership; our relationships with health insurance carriers; customer concentration and consolidation of the health insurance industry; our success in marketing and selling health insurance plans and our unit cost of acquisition; our ability to hire, train and retain licensed health insurance agents and other employees; the need for health insurance carrier and regulatory approvals in connection with the marketing of Medicare-related insurance products; costs of acquiring new members; scalability of the Medicare business; lack of membership growth and retention rates; consumers satisfaction of our service; changes in competitive landscape; our ability to attract and to convert online visitors into paying members; changes in products offered on our ecommerce platform; maintaining and enhancing our brand identity; our ability to derive desired benefits from investments in our business, including membership growth initiatives; dependence on acceptance of the Internet as a marketplace for the purchase and sale of health insurance; reliance on marketing partners; timing of receipt and accuracy of commission reports; payment practices of health insurance carriers; dependence on our operations in China; difficulties, delays, unexpected costs and changes in laws and regulations, including in connection with healthcare reform and/or with respect to the marketing and sale of Medicare plans; compliance with insurance and other laws and regulations; exposure to security risks; and the performance, reliability and availability of our ecommerce platform and underlying network infrastructure. Other factors that could cause operating, financial and other results to differ are described in eHealth’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission and available on the investor relations page of eHealth’s website at www.ehealthinsurance.com and on the Securities and Exchange Commission’s website at www.sec.gov. eHealth does not undertake any obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Non-GAAP Financial Information

This press release includes financial measures that are not in accordance with generally accepted accounting principles in the United States (GAAP). To supplement eHealth’s condensed consolidated financial statements presented in accordance with GAAP, eHealth presents investors with certain non-GAAP financial measures, including non-GAAP operating income (loss); non-GAAP operating margins; earnings and adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA); non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share.

•	Non-GAAP operating income (loss) for the first quarter of 2016 consists of GAAP operating income (loss) excluding the following items:

▪	the effects of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718, and

▪	intangible asset amortization expense.

•	Non-GAAP operating margins are calculated by dividing non-GAAP operating income (loss) by GAAP total revenue.

•
Adjusted EBITDA is calculated by adding stock-based compensation, depreciation and amortization expense, including intangible asset amortization expense, restructuring charges, other expense, net and provision (benefit) for income taxes to GAAP net income (loss). EBITDA is the same as Adjusted EBITDA other than it does not add restructuring charges to GAAP net income (loss) given that there were no restructuring charges in the applicable period.

eHealth believes that the presentation of these non-GAAP financial measures provide important supplemental information to management and investors regarding financial and business trends relating to eHealth’s financial condition and results of operations. Management believes that the use of these non-GAAP financial measures provides consistency and comparability with eHealth’s past financial reports. Management also believes that the items described above provides an additional measure of eHealth’s operating results and facilitates comparisons of eHealth’s core operating performance against prior periods and business model objectives. This information is provided to investors in order to facilitate additional analyses of past, present and future operating performance and as a supplemental means to evaluate eHealth’s ongoing operations. eHealth believes that these non-GAAP financial measures are useful to investors in their assessment of eHealth’s operating performance.

Non-GAAP operating income (loss), non-GAAP operating margins, Adjusted EBITDA/EBITDA, non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share are not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP financial measures used in this press release have limitations in that they do not reflect all of the revenue and costs associated with the operations of eHealth’s business and do not reflect income tax as determined in accordance with GAAP. As a result, you should not consider these measures in isolation or as a substitute for analysis of eHealth’s results as reported under GAAP. eHealth expects to continue to incur the stock-based compensation costs and purchased intangible asset amortization costs described above, and exclusion of these costs, and their related income tax benefits, from non-GAAP financial measures should not be construed as an inference that these costs are unusual or infrequent. eHealth compensates for these limitations by prominently disclosing GAAP operating income (loss), GAAP operating margins, GAAP net income (loss) and GAAP net income (loss) per diluted share and providing investors with reconciliations from eHealth’s GAAP operating results to the non-GAAP financial measures for the relevant periods.

The accompanying tables provide more details on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures described above and the related reconciliations between these financial measures. The company has not reconciled Adjusted EBITDA or Non-GAAP net income per diluted share guidance to GAAP net income or GAAP net income per diluted share because it does not provide guidance for the reconciling items between these measures and GAAP net income or GAAP net income per diluted share, respectively. As certain of the items that impact GAAP net income and GAAP net income or GAAP net income per diluted share cannot be reasonably predicted at this time, the Company is unable to provide such guidance. Accordingly, a reconciliation to net income is not available without unreasonable effort.

Investor Relations Contact:
Kate Sidorovich CFA
Vice President, Investor Relations
440 East Middlefield Road
Mountain View, CA 94043
(650) 210-3111
kate.sidorovich@ehealth.com

http://ir.ehealthinsurance.com

(Tables to Follow)
# # #

EHEALTH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	December 31, 2015	March 31, 2016
Assets	(1)	(unaudited)
Current assets:
Cash and cash equivalents	$62,710	$66,689
Accounts receivable	9,647	19,625
Prepaid expenses and other current assets	5,185	4,947
Total current assets	77,542	91,261
Property and equipment, net	7,364	6,733
Other assets	4,697	3,624
Intangible assets, net	9,620	9,360
Goodwill	14,096	14,096
Total assets	113,319	125,074

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,012	$2,057
Accrued compensation and benefits	14,386	8,551
Accrued marketing expenses	10,698	2,966
Deferred revenue	392	332
Accrued restructuring	223	176
Other current liabilities	3,225	10,104
Total current liabilities	31,936	24,186
Non-current liabilities	4,962	4,888

Stockholders’ equity:
Common stock	29	29
Additional paid-in capital	266,699	268,255
Treasury stock, at cost	(199,998)	(199,998)
Retained earnings	9,498	27,532
Accumulated other comprehensive income	193	182
Total stockholders’ equity	76,421	96,000
Total liabilities and stockholders’ equity	$113,319	$125,074

(1)	The condensed consolidated balance sheet at December 31, 2015 has been derived from the audited consolidated financial statements at that date.

EHEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF LOSS
(In thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2015	2016

Revenue
Commission	$57,819	$69,387
Other	3,469	4,457
Total revenue	61,288	73,844
Operating costs and expenses:
Cost of revenue	2,414	2,184
Marketing and advertising (1)	25,451	20,882
Customer care and enrollment (1)	11,861	10,199
Technology and content (1)	10,773	8,507
General and administrative (1)	7,973	8,129
Restructuring charges (1)	4,483	—
Amortization of intangible assets	345	260
Total operating costs and expenses	63,300	50,161
Income (loss) from operations	(2,012)	23,683
Other expense, net	(14)	(11)
Income (loss) before provision for income taxes	(2,026)	23,672
Provision for income taxes	56	5,638
Net income (loss)	$(2,082)	$18,034

Net income (loss) per share:
Basic	$(0.12)	$0.99
Diluted	$(0.12)	$0.99

Weighted-average number of shares used in per share amounts:
Basic	17,844	18,153
Diluted	17,844	18,217

(1) Includes stock-based compensation as follows:
Marketing and advertising	$591	$555
Customer care and enrollment	117	123
Technology and content	435	435
General and administrative	775	719
Restructuring charges	113	—
Total	$2,031	$1,832

EHEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Three Months Ended March 31,
	2015	2016
Operating activities
Net income (loss)	$(2,082)	$18,034
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Deferred income taxes	—	—
Depreciation and amortization	1,058	1,005
Amortization of internally-developed software	158	214
Amortization of book-of-business consideration	1,962	1,597
Amortization of intangible assets	345	260
Stock-based compensation expense	2,031	1,832
Deferred rent and other	27	(31)
Changes in operating assets and liabilities:
Accounts receivable	(6,400)	(9,978)
Prepaid expenses and other assets	(894)	(153)
Accounts payable	(3,658)	(1,265)
Accrued compensation and benefits	16	(5,835)
Accrued marketing expenses	(7,156)	(7,732)
Deferred revenue	(152)	(60)
Accrued restructuring charges	1,771	(70)
Other liabilities	1,802	6,879
Net cash provided by (used in) operating activities	(11,172)	4,697

Investing activities
Purchases of property and equipment and other assets	(384)	(411)
Net cash used in investing activities	(384)	(411)

Financing activities
Cash used to net-share settle equity awards	(480)	(276)
Principle payments in connection with capital leases	(19)	(20)
Net cash used in financing activities	(499)	(296)

Effect of exchange rate changes on cash and cash equivalents	5	(11)

Net increase (decrease) in cash and cash equivalents	(12,050)	3,979
Cash and cash equivalents at beginning of period	51,415	62,710
Cash and cash equivalents at end of period	$39,365	$66,689

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
(Unaudited)

	Three Months Ended March 31,
	2015	2016	Percentage Change

Submitted applications:
Medicare submitted applications (1)	20,200	30,900	53%
IFP submitted applications (2)	140,000	74,300	(47)%
Other submitted applications (3)	101,100	97,400	(4)%
Total submitted applications (4)	261,300	202,600	(22)%

Medicare Advantage submitted applications (5)	15,100	23,100	53%

Commission revenue (in thousands):
Medicare commission revenue (6)	$29,219	$42,731	46%
IFP commission revenue (7)	21,860	20,266	(7)%
Other commission revenue (8)	6,740	6,390	(5)%
Total commission revenue (9)	$57,819	$69,387	20%

	As of March 31,
	2015	2016	Percentage Change
Estimated membership:
Medicare estimated membership (10)	155,600	220,300	42%
IFP estimated membership (11)	584,900	523,000	(11)%
Other estimated membership (12)	421,700	409,600	(3)%
Total estimated membership (13)	1,162,200	1,152,900	(1)%

Notes:

(1)
Medicare-related health insurance applications submitted on our website or through our customer care center during the period, including Medicare Advantage, Medicare Part D Prescription drug and Medicare Supplement plans. Applications are counted as submitted when the applicant completes the application and either clicks the submit button on our website or provides verbal authorization to submit the application. The applicant may have additional actions to take before the application will be reviewed by the insurance carrier, such as providing additional information. In addition, an applicant may submit more than one application.

(2)
Major medical Individual and Family plan ("IFP") health insurance applications submitted on our website during the period. Applications are counted as submitted when the applicant completes the application, clicks the submit button on our website and submits the application to us. The applicant may have additional actions to take before the application will be reviewed by the insurance carrier, such as providing additional information and providing an electronic signature. In addition, an applicant may submit more than one application. We define our “IFP” offerings as major medical individual and family health insurance plans, which does not include Medicare-related, small business or ancillary plans (primarily consisting of short-term, dental, life, vision, and accident insurance plans).

(3)
Applications for health insurance plans other than Medicare and IFP submitted on our website during the period. Applications for ancillary plans are counted as submitted when the applicant completes the application, clicks the submit button on our website and submits the application to us. Applications for small business plans are counted as submitted when the applicant completes the application, the employees complete their applications, the applicant submits the application to us and we submit the application to the carrier. The applicant may have additional actions to take before the application will be reviewed by the insurance carrier, such as providing additional information. In addition, an applicant may submit more than one application.

(4)
Applications for all health insurance plans submitted on our website or through our customer care center during the period. See notes (1), (2) and (3) above for further information as to what constitutes a submitted application.

(5)
Medicare Advantage plan health insurance applications submitted on our website or through our customer care center during the period. Applications are counted as submitted when the applicant completes the application and either clicks the submit button on our website or provides verbal authorization to submit the application. The applicant may have additional actions to take before the application will be reviewed by the insurance carrier, such as providing additional information. In addition, an applicant may submit more than one application. Medicare Advantage submitted applications are included in Medicare submitted applications - See note (2) above.

(6)	Commission revenue recognized on all Medicare-related health insurance during the period.
(7)	Commission revenue recognized on all IFP health insurance during the period, including commission overrides.
(8)	Commission revenue recognized on all insurance other than Medicare-related health insurance and IFP health insurance during the period.
(9)	Total commission revenue recognized on all insurance plans during the period.
(10)
Estimated number of members active on Medicare-related health insurance as of the date indicated. See the note below for additional information regarding our calculation of Medicare estimated membership.

(11)	Estimated number of members active on IFP health insurance plans as of the date indicated. See the note below for additional information regarding our calculation of IFP estimated membership.
(12)
Estimated number of members active on insurance plans other than Medicare-related health insurance and IFP health insurance plans as of the date indicated. See the note below for additional information regarding our calculation of other estimated membership.

(13)	Estimated number of members active on all insurance plans as of the date indicated. See the note below for additional information regarding our calculation of total estimated membership.

Note:
Health insurance carriers bill and collect insurance premiums paid by our members. Health insurance carriers do not report to us the number of members that we have as of a given date. The majority of our non-Medicare members who terminate their policies do so by discontinuing their premium payments to the carrier and do not inform us of the cancellation. Also, some of our non-Medicare members pay their premiums less frequently than monthly. Given the number of months required to observe non-payment of commissions in order to confirm cancellations, we estimate the number of members who are active on insurance policies as of a specified date. We estimate the number of continuing members on all policies as of a specific date as follows:

•
For Medicare-related health insurance plans, we take the number of members for whom we have received or applied a commission payment prior to the date of estimation (after reducing that number using historical experience for assumed member cancellations, including rapid disenrollment).

•
For IFP health insurance plans, we take the sum of (i) the number of IFP members for whom we have received or applied a commission payment for the month that is six months prior to the date of estimation after reducing that number using historical experience for assumed member cancellations over the six-month period; and (ii) the number of approved members over the six-month period prior to the date of estimation after reducing that number by the percentage of members who do not accept their approved policy from the same month of the previous year for each of the six months prior to the date of estimation and for estimated member cancellations through the date of the estimate.

•
For ancillary health insurance plans (such as short-term, dental, vision, accident and student), we take the sum of (i) the number of members for whom we have received or applied a commission payment for the month that is one to three months prior to the date of estimation (after reducing that number using historical experience for assumed member cancellations over the one to three-

month period); and (ii) the number of approved members over the one to three-month period prior to the date of estimation (after reducing that number using historical experience for an assumed number of members who do not accept their approved policy and for estimated member cancellations through the date of the estimate). The one to three-month period varies by insurance product and is largely dependent upon the timeliness of commission payment and related reporting from the related carriers. For small business health insurance plans, we estimate the number of members using the number of initial members at the time the group is approved, and we update this number for changes in membership if such changes are reported to us by the group or carrier in the period it is reported. However, groups generally notify the carrier directly of policy cancellations and increases or decreases in group size without informing us.

Health insurance carriers often do not communicate policy cancellation information to us. We often are made aware of policy cancellations at the time of annual renewal and update our membership statistics accordingly in the period they are reported.

A member who purchases and is active on multiple standalone insurance plans will be counted as a member more than once. For example, a member who is active on both an individual and family health insurance plan and a standalone dental plan will be counted as two continuing members.

After we have estimated membership for a period, we may receive information from health insurance carriers that would have impacted the estimate if we had received the information prior to the date of estimation. We may receive commission payments or other information that indicates that a member who was not included in our estimates for a prior period was in fact an active member at that time, or that a member who was included in our estimates was in fact not an active member of ours. For instance, we reconcile information carriers provide to us and may determine that we were not historically paid commissions owed to us, which would cause us to have underestimated membership. Conversely, carriers may require us to return commission payments paid in a prior period due to policy cancellations for members we previously estimated as being active. We do not update our estimated membership numbers reported in previous periods. Instead, we reflect updated information regarding our historical membership in the membership estimate for the current period. As a result of the delay in our receipt of information from insurance carriers, actual trends in our membership are most discernible over periods longer than from one quarter to the next. In addition, and as a result of the delay we experience in receiving information about our membership, it is difficult for us to determine with any certainty the impact of current conditions such as health care reform implementation on our membership retention. Health care reform and other factors could cause the assumptions and estimates that we make in connection with estimating our membership to be inaccurate, which would cause our membership estimates to be inaccurate.

EHEALTH, INC.
GAAP TO NON-GAAP RECONCILIATION
FOR THE THREE MONTHS ENDED MARCH 31, 2016
(In thousands, except per share amounts, unaudited)

	Three Months Ended March 31, 2016
	GAAP Reported	GAAP Percent of Total Revenue	Adjustments	Non-GAAP Results	Non-GAAP Percent of Total Revenue

Revenue:
Commission	$69,387	94%	$—	$69,387	94%
Other	4,457	6	—	4,457	6
Total revenue	73,844	100	—	73,844	100
Operating costs and expenses:
Cost of revenue	2,184	3	—	2,184	3
Marketing and advertising (1)	20,882	28	(555)	20,327	28
Customer care and enrollment (1)	10,199	14	(123)	10,076	14
Technology and content (1)	8,507	12	(435)	8,072	11
General and administrative (1)	8,129	11	(719)	7,410	10
Restructuring charges	—	—	—	—	—
Amortization of intangible assets (2)	260	—	(260)	—	—
Total operating costs and expenses	50,161	68	(2,092)	48,069	65
Income from operations	23,683	32	2,092	25,775	35
Other expense, net	(11)	—	—	(11)	—
Income before provision for income taxes	23,672	32	2,092	25,764	35
Provision for income taxes	5,638	8	—	5,638	8
Net income (3)	$18,034	24%	$2,092	$20,126	27%

Net income per share: (3)
Basic - common stock	$0.99		$0.12	$1.11
Diluted - common stock	$0.99		$0.11	$1.10

Weighted-average number of shares used in per share amounts:
Basic - common stock	18,153		18,153	18,153
Diluted - common stock	18,217		18,217	18,217

Explanation of adjustments

(1)	Non-GAAP results exclude the effect of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718.
(2)	Non-GAAP results exclude intangible asset amortization expense.
(3)	Non-GAAP net income and non-GAAP net income per share excludes stock-based compensation expense listed in note (1) above, and the intangible asset amortization expense listed in note (2) above.

EHEALTH, INC.
GAAP TO NON-GAAP RECONCILIATION
FOR THE THREE MONTHS ENDED MARCH 31, 2015
(In thousands, except per share amounts, unaudited)

	Three Months Ended March 31, 2015
	GAAP Reported	GAAP Percent of Total Revenue	Adjustments	Non-GAAP Results	Non-GAAP Percent of Total Revenue

Revenue:
Commission	$57,819	94%	$—	$57,819	94%
Other	3,469	6	—	3,469	6
Total revenue	61,288	100	—	61,288	100
Operating costs and expenses:
Cost of revenue	2,414	4	—	2,414	4
Marketing and advertising (1)	25,451	42	(591)	24,860	41
Customer care and enrollment (1)	11,861	19	(117)	11,744	19
Technology and content (1)	10,773	18	(435)	10,338	17
General and administrative (1)	7,973	13	(775)	7,198	12
Restructuring charges (2)	4,483	7	(4,483)	—	—
Amortization of intangible assets (3)	345	1	(345)	—	—
Total operating costs and expenses	63,300	103	(6,746)	56,554	92
Income (loss) from operations	(2,012)	(3)	6,746	4,734	8
Other expense, net	(14)	—	—	(14)	—
Income (loss) before provision for income taxes	(2,026)	(3)	6,746	4,720	8
Provision for income taxes	56	—	—	56	—
Net income (loss) (4)	$(2,082)	(3)%	$6,746	$4,664	8%

Net income (loss) per share: (4)
Basic - common stock	$(0.12)		$0.38	$0.26
Diluted - common stock	$(0.12)		$0.38	$0.26

Weighted-average number of shares used in per share amounts:
Basic - common stock	17,844		17,844	17,844
Diluted - common stock	17,844		17,959	17,959

Explanation of adjustments

(1)	Non-GAAP results exclude the effect of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718.
(2)	Non-GAAP results exclude restructuring charges.
(3)	Non-GAAP results exclude intangible asset amortization expense.
(4)
Non-GAAP net income and non-GAAP net income per share exclude stock-based compensation expense listed in note (1) above, restructuring charges listed in note (2) above, and the intangible asset amortization expense listed in note (3) above.

EHEALTH, INC.
GAAP NET LOSS TO NON-GAAP ADJUSTED EBITDA RECONCILIATION
FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2016
(In thousands, unaudited)

	Three Months Ended March 31,
	2015	2016
Net income (loss)	$(2,082)	$18,034
Stock-based compensation expense (1)	1,918	1,832
Depreciation and amortization (2)	1,058	1,005
Amortization of intangible assets (2)	345	260
Restructuring charges (3)	4,483	—
Other expense, net (4)	14	11
Provision for income taxes (5)	56	5,638
Adjusted EBITDA	$5,792	$26,780

Explanation of adjustments

(1)
Non-GAAP Adjusted EBITDA excludes the effect of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718, excluding for Adjusted EBITDA $113,000 included in restructuring charges.

(2)	Non-GAAP Adjusted EBITDA excludes depreciation and amortization expense, including intangible asset amortization expense.
(3)	Non-GAAP Adjusted EBITDA excludes restructuring charges, including $113,000 of stock based compensation expense in 2015.
(4)	Non-GAAP Adjusted EBITDA excludes other expense, net.
(5)	Non-GAAP Adjusted EBITDA excludes income tax expense.